UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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UNITED STATES LIME & MINERALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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United States Lime & Minerals, Inc.
5429 LBJ Freeway, Suite 230
Dallas, Texas 75240

April 1, 2011

Dear Shareholders:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders at 10:00 a.m. local time on Friday, April 29, 2011, at the Crowne Plaza Suites, 7800 Alpha Road, Dallas, Texas, 75240. Please refer to the back of this letter for directions. The meeting will be preceded by an informal reception starting at 9:30 a.m., at which you will have an opportunity to meet our directors and officers.

Enclosed with this letter is a Notice of the Annual Meeting, proxy statement, proxy card, and 2010 Annual Report to Shareholders. Whether or not you plan to attend the meeting, it is important that your shares be represented. I urge you to complete, sign, date, and mail the enclosed proxy card at your earliest convenience, or use internet or telephone voting according to the instructions on the proxy card. If you attend the meeting, you may revoke your proxy by voting in person. You may also revoke your proxy at any time before it is voted at the meeting by submitting to us a written notice of revocation, or you may submit a signed proxy card with a later date or vote through the internet or by telephone at a later date.

I look forward to meeting and speaking with you at the annual meeting on April 29, 2011.

Sincerely,

Timothy W. Byrne
President and Chief Executive Officer

Enclosures

United States Lime & Minerals, Inc.

Directions to the 2011 Annual Meeting of Shareholders

Friday, April 29, 2011, at 10:00 a.m.

Crowne Plaza Suites
7800 Alpha Road
Dallas, Texas 75240

Directions from Dallas-Ft. Worth Airport:

•	Take the North exit from the Airport

•	East on I-635 (Lyndon B. Johnson Freeway)

•	Exit at Coit Road, turning North (left) onto Coit

•	Turn left on westbound access road

•	Turn right on to Blossomheath Lane, hotel entrance is on the right

Directions from Downtown Dallas:

•	North on North Central Expressway (U.S. 75)

•	Exit at Coit Road (exit passes over U.S. 75 and joins Coit)

•	Continue North on Coit until you cross over I-635 (Lyndon B. Johnson Freeway)

•	Turn left on westbound access road

•	Turn right on to Blossomheath Lane, hotel entrance is on the right

UNITED STATES LIME & MINERALS, INC.
5429 LBJ Freeway
Suite 230
Dallas, Texas 75240

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS
To Be Held On April 29, 2011

To the Shareholders of
  United States Lime & Minerals, Inc.:

Notice is hereby given that the 2011 Annual Meeting of Shareholders of United States Lime & Minerals, Inc., a Texas corporation (the “Company”), will be held on Friday, the 29th day of April, 2011, at 10:00 a.m. local time, at the Crowne Plaza Suites, 7800 Alpha Road, Dallas, Texas 75240 (the “Annual Meeting”), for the following purposes:

1. To elect six directors to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified;

2. To hold a non-binding advisory vote on executive compensation;

3. To hold a non-binding advisory vote on the frequency of holding the non-binding advisory vote on executive compensation; and

4. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

Information regarding the matters to be acted upon at the Annual Meeting is contained in the proxy statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 18, 2011 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A complete list of such shareholders will be available for inspection during usual business hours for ten days prior to the Annual Meeting at the corporate office of the Company in Dallas, Texas.

All shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, shareholders are urged to complete, sign, and date the accompanying proxy card and to return it promptly in the postage-paid return envelope provided, or use internet or telephone voting according to the instructions on the proxy card. A shareholder who has given a proxy may revoke the proxy by attending the Annual Meeting and voting in person, by sending the Company a written notice of revocation, by submitting a signed proxy card with a later date or by voting through the internet or by telephone at a later date.

By Order of the Board of Directors,

Timothy W. Byrne
President and Chief Executive Officer

Dallas, Texas
April 1, 2011

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Shareholders To Be Held on April 29, 2011: The Company’s 2011 Proxy Statement and 2010 Annual Report to Shareholders, including the Company’s 2010 Annual Report on Form 10-K, are available at http://uslm.com/shareholder_information.html.

UNITED STATES LIME & MINERALS, INC.
5429 LBJ Freeway
Suite 230
Dallas, Texas 75240

PROXY STATEMENT
FOR
2011 ANNUAL MEETING OF SHAREHOLDERS
To Be Held On April 29, 2011

INTRODUCTION

The accompanying proxy card, mailed together with this proxy statement, is solicited by and on behalf of the Board of Directors of United States Lime & Minerals, Inc., a Texas corporation (the “company,” “we,” “us” or “our”), for use at our 2011 Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the accompanying Notice. The approximate date on which this proxy statement and the proxy card were first given or sent to our shareholders is April 1, 2011.

Shares of our common stock, par value $0.10 per share, represented by valid proxy cards, duly signed, dated, and returned to us, or voted through the internet or by telephone according to the instructions on the proxy card, and not revoked, will be voted at the annual meeting in accordance with the directions given. In the absence of directions to the contrary, such shares will be voted:

FOR the election of the six nominees named in the proxy card to our board of directors;

FOR the approval of a non-binding advisory vote on executive compensation; and

FOR the 1 YEAR (annual) frequency option to hold the non-binding advisory vote on executive compensation.

If any other matter is properly brought before the annual meeting for action at the meeting, which is not currently anticipated, the persons designated to serve as proxies will vote on such matters in accordance with their best judgment.

Any shareholder may revoke a proxy at any time before it is voted at the annual meeting by attending the meeting and voting in person, by giving written notice of revocation to us addressed to Timothy W. Byrne, President and Chief Executive Officer, United States Lime & Minerals, Inc., 5429 LBJ Freeway, Suite 230, Dallas, Texas 75240, by submitting a signed proxy card with a later date or by voting through the internet or by telephone on a later date according to the instructions on the proxy card. However, no such revocation will be effective unless such revocation has been received by us before the proxy is voted at the annual meeting.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Only holders of record of our common stock at the close of business on March 18, 2011, the record date for the annual meeting, are entitled to notice of and to vote at the meeting or any adjournment thereof. The presence of the holders of a majority of our outstanding shares of common stock is necessary to constitute a quorum. On the record date for the meeting, there were issued and outstanding 6,415,578 shares of our stock. At the meeting, each shareholder of record on March 18, 2011 will be entitled to one vote for each share registered in such shareholder’s name on the record date.

The following table sets forth, as of March 18, 2011, information with respect to shareholders known to us to be the beneficial owners of more than five percent of our issued and outstanding shares:

Name and Address	Number of Shares		Percent
of Beneficial Owner	Beneficially Owned		of Class

Inberdon Enterprises Ltd.	3,674,733	(1)	57.28	%(1)
1020-789 West Pender Street Vancouver, British Columbia Canada V6C 1H2(1)
Robert S. Beall	511,900	(2)	7.98	%(2)
5300 Miramar Lane Colleyville, Texas 76034
NSB Advisory LLC	1,000,605	(3)	15.60	%(3)
200 Westage Business Center Drive, Suite 228 Fishkill, New York 12524

(1)	Inberdon Enterprises Ltd. (“Inberdon”) is principally engaged in the acquisition and holding of securities of aggregate producing companies located in North America. All of the outstanding shares of Inberdon are held, indirectly through a number of private companies, by Mr. George M. Doumet. The number and percent of shares beneficially owned by Inberdon is based on our records as of March 18, 2011 and includes 196,343 shares held by Credit Trust, S.A.L., an affiliate of Inberdon.

(2)	In the case of Robert S. Beall, based on his Schedule 13G/A filed on February 10, 2011 reporting his beneficial ownership as of December 31, 2010. Assuming Mr. Beall continued to beneficially own 511,900 shares on March 18, 2011, such shares would represent 7.98% of the class as of such date.

(3)	In the case of NSB Advisory LLC (“NSB”), based on its Schedule 13G filed on January 10, 2011 reporting its beneficial ownership as of December 31, 2010. Assuming NSB continued to beneficially own 1,000,605 shares on March 18, 2011, such shares would represent 15.60% of the class as of such date.

SHAREHOLDINGS OF COMPANY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth the number of shares beneficially owned, as of March 18, 2011, by each of our directors and named executive officers individually and by all directors and executive officers as a group:

	Number of Shares		Percent
Name	Beneficially Owned(1)		of Class

Timothy W. Byrne	58,903	(2)(3)(4)	(6)
Richard W. Cardin	9,233	(3)	(6)
Antoine M. Doumet	16,000	(3)(5)	(6)
Billy R. Hughes	23,295		(6)
Wallace G. Irmscher	6,575	(3)	(6)
Edward A. Odishaw	1,400		(6)
David P. Leymeister	3,221	(4)	(6)
M. Michael Owens	12,644	(3)(4)	(6)
Russell W. Riggs	8,930	(3)(4)	(6)
All Directors and Executive Officers as a Group (9 persons)	140,201	(2)(3)(4)	2.19%

(1)	All shares are directly held with sole voting and dispositive power unless otherwise indicated.

(2)	Includes 6,845 shares allocated to Mr. Byrne under our 401(k) plan.

(3)	Includes the following shares subject to stock options exercisable within the next 60 days granted under our Amended and Restated 2001 Long-Term Incentive Plan (“2001 Plan”): Mr. Byrne, 22,500; Mr. Cardin, 2,000; Mr. Doumet, 16,000; Mr. Irmscher, 2,000; Mr. Owens, 3,000; and Mr. Riggs, 2,523.

(4)	Includes the following shares of restricted stock granted under our 2001 Plan that were not vested as of March 18, 2011: Mr. Byrne, 8,500; Mr. Leymeister, 2,100; Mr. Owens, 1,650; and Mr. Riggs, 2,700.

(5)	Mr. Doumet is the brother of Mr. George M. Doumet, who indirectly owns all of the outstanding shares of Inberdon.

(6)	Less than 1%.

PROPOSAL 1: ELECTION OF DIRECTORS

Six directors, constituting our entire board of directors, are to be elected at the annual meeting to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified. All of the nominees are currently directors and have been recommended for re-election by the nominating and corporate governance committee of the board and nominated by the board. If any nominee should become unavailable for election for any presently unforeseen reason, the persons designated to serve as proxies will have full discretion to vote for another person nominated by the board.

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at the annual meeting. Our Restated Articles of Incorporation prohibit cumulative voting for the election of directors.

The board and the nominating and corporate governance committee unanimously recommend that all shareholders vote FOR the election of all our director nominees. All duly submitted and unrevoked proxies will be voted FOR our nominees except where authorization to so vote is withheld. Votes withheld and broker non-votes are not counted in the election of directors.

NOMINEES FOR DIRECTOR

The six nominees for director are named below. Each has consented to serve as a director if elected. Set forth below is pertinent information with respect to each nominee:

Timothy W. Byrne

Mr. Byrne, age 53, rejoined us on December 8, 2000 as our President and Chief Executive Officer, positions he previously held during 1997 and 1998. Mr. Byrne has served as a director since 1991, and served in various positions, including Senior Vice President and Chief Financial Officer and Vice President of Finance and Administration, from 1990 to 1998. Prior to rejoining us in 2000, Mr. Byrne was president of an internet services and communications company focused on strategy, marketing, and technology. The board selected Mr. Byrne to serve as a director because he is our Chief Executive Officer, has been with the company for more than 19 years in various operational and financial positions and is the only officer of the company to sit on the board. Mr. Byrne is also the immediate past president of the National Lime Association. He has extensive knowledge of the lime industry and our operations, markets and finances.

Richard W. Cardin

Mr. Cardin, age 75, has served as a director since 1998. He retired as a partner of Arthur Andersen LLP in 1995, having spent 37 years with that firm. He was office managing partner with Arthur Andersen LLP in Nashville, Tennessee from 1980 until 1994. He was a member of the board of directors of Atmos Energy Corporation, a natural gas utility company, through February 2011, and was, until the corporation was sold in November 2006, a member of the board of directors of Intergraph Corporation, a global provider of spatial information management software and services. The board selected Mr. Cardin, a certified public accountant and an audit committee financial expert, to serve as a director because of his accounting, finance and risk management background, his board and audit committee experience at other public companies as well as his operational and leadership skills gained as an office managing partner of a major accounting firm.

Antoine M. Doumet

Mr. Doumet, age 51, has served as a director since 1993, as Chairman of the board since 2005 and as Vice Chairman from 1993 until 2005. He is a private businessman and investor. From 1989 to 1995, he served as a director of MELEC, a French electrical engineering and contracting company. From 1988 to 1992, Mr. Doumet served as vice president and a director of Lebanon Chemicals Company. Mr. Doumet is the brother of Mr. George M. Doumet, who indirectly owns all of the outstanding shares of Inberdon. The board selected Mr. Doumet to serve as a director because of his family’s majority ownership of the company and his extensive management, operational and engineering background as a result of his educational training and oversight of a variety of family business units, some with operations similar to ours.

Billy R. Hughes

Mr. Hughes, age 72, has served as a director since February 2010. He began his career with us in 1973 as a salesperson for the Arkansas Lime plant and served as Senior Vice President — Sales & Marketing from 1998 to January 2008 and Senior Vice President — Development from February 2008 until his retirement in February 2009. He has more than 35 years of experience in the lime and limestone industry serving in various sales and marketing positions for the company and its subsidiaries. The board selected Mr. Hughes to serve as a director because of his extensive knowledge of our operations, customers and history, particularly the markets for the company’s lime and limestone products.

Wallace G. Irmscher

Mr. Irmscher, age 88, has served as a director since 1993. He was a senior executive with 44 years of diversified experience in the construction and construction materials industry. From 1995 to 2003, Mr. Irmscher served as a director of N-Viro International Corporation, a company involved in the recycling of industrial waste. He also serves as an advisory board member of U.S. Concrete, Inc., a producer of construction materials. He is past chairman of the American Concrete Paving Association (ACPA) and past chairman of the National Ready Mix Concrete Association (NRMCA) Materials Division. Mr. Irmscher has performed consulting services for various companies in the cement, construction and environmental industries. The board selected Mr. Irmscher to serve as a director because of his extensive knowledge of the cement and construction industries and his management and leadership experience as a director of various companies and associations.

Edward A. Odishaw

Mr. Odishaw, age 75, has served as a director since 1993, as Vice Chairman of the Board since 2005 and as Chairman from 1993 until 2005. Mr. Odishaw is chairman of Austpro Energy Corporation, a public Canadian corporation. Between 1964 and 1999, he practiced law in Saskatchewan and British Columbia, Canada, with emphasis on commercial law, corporate mergers and acquisitions and finance. Between 1992 and 1999, Mr. Odishaw was a barrister and solicitor with the law firm of Boughton Peterson Yang Anderson, located in Vancouver, Canada. From 1972 to 1992, Mr. Odishaw was a barrister and solicitor with the law firm of Swinton & Company, Vancouver, Canada. Mr. Odishaw holds directorships in numerous companies in Canada. Mr. Odishaw is a member in good standing of the Law Society of British Columbia and is a non-practicing member of the Law Society of Saskatchewan. The board selected Mr. Odishaw to serve as a director because of his many years of legal experience in financial and transactional matters and his management and leadership experience as a director of various companies and associations.

EXECUTIVE OFFICERS
WHO ARE NOT DIRECTORS

David P. Leymeister

Mr. Leymeister, age 56, joined us in January 2008 as our Vice President — Sales & Marketing and was appointed an executive officer in March 2008. He has over 30 years of sales experience, including 15 years in sales management. From 2003 until he joined us, Mr. Leymeister was vice president of sales for Steelscape, a coated sheet steel producer on the West Coast. Prior to 2003, he held various sales and sales management positions within Bethlehem Steel.

M. Michael Owens

Mr. Owens, age 57, joined us in 2002 as our Vice President and Chief Financial Officer, Secretary and Treasurer. He has over 35 years of financial and accounting experience. Prior to joining us, Mr. Owens was vice president — finance at Sunshine Mining and Refining Company, a silver mining company. Mr. Owens held various financial and accounting officer positions with Sunshine from 1983 to 2002.

Russell W. Riggs

Mr. Riggs, age 53, joined us in January 2006 as our Vice President — Production and was appointed an executive officer in February 2006. He has over 30 years of experience in the lime and limestone industry. During 2005, he acted as a consultant for various engineering companies, and also as a project manager for a specialty minerals based company. Prior to 2005, Mr. Riggs held various plant and operations management positions with Chemical Lime Company.

CORPORATE GOVERNANCE

We have adopted corporate governance practices in accordance with the listing standards of the Nasdaq Global Market and commensurate with our size.

Our board of directors consists of six directors. Upon the recommendation of the nominating and corporate governance committee, the board has determined that Messrs. Cardin, Doumet, Irmscher and Odishaw are independent within the meaning of Nasdaq rules. In making the determination that Mr. Doumet is independent, the committee and the board considered the fact that Mr. Doumet is the brother of Mr. George M. Doumet, who indirectly owns all of the outstanding shares of Inberdon. Mr. Byrne, our president and chief executive officer, and Mr. Hughes, our former executive officer, are not independent within the meaning of the Nasdaq rules.

The board meets at least four times each year, and more frequently as required, and is responsible for overseeing the management of the business and affairs of the company, including the development of our major policy and strategy. The board has a standing nominating and corporate governance committee, audit committee, compensation committee and executive committee.

For a number of years, we have had the practice of separating the roles of chairman of our board and our president and chief executive officer. We believe that this leadership structure has served us well and may be expected to continue.

Our board of directors as a whole has overall responsibility for risk oversight. The board is involved in major operational and financial decisions, looking to the appropriate board committees for decisions and recommendations in their areas of specific responsibilities. As discussed below, our audit committee oversees our financial reporting and internal control, related-party transaction and “whistleblower” processes and procedures, while our compensation committee considers the impact of our executive compensation policies and practices on the risk profile of our company in making its compensation decisions. Our executive committee is chaired by our independent chairman, and one-half of the committee consists of independent directors.

During the year ended December 31, 2010, the board held five meetings, the nominating and corporate governance committee held one meeting, the audit committee held seven meetings and the compensation committee held two meetings. The executive committee did not meet during 2010. During 2010, each director attended at least 75% of the aggregate of (a) the total number of meetings held by the board and (b) the total number of meetings held by all committees on which he served. The board has a policy encouraging each director to attend our annual meeting of shareholders, and all of our directors attended the 2010 annual meeting. The board also has a policy that, in conjunction with each regularly scheduled meeting of the board, the independent directors will meet in executive session.

Governance responsibilities are undertaken by the board as a whole, with certain specific responsibilities delegated to the four committees as described below:

•	Our nominating and corporate governance committee (the “nominating committee”) is composed of Messrs. Doumet (chairman), Cardin, Irmscher and Odishaw, each of whom is an independent director. The primary purposes of the nominating committee are to identify and recommend individuals to serve as members of the board, to recommend to the board the duties, responsibilities, and members of each committee, and to assist the board with other matters to ensure effective corporate governance, including making independence and other determinations related to director qualifications. The nominating committee is responsible for administering the board’s procedures for consideration of director nominees from shareholders and the board’s process for shareholder communications with directors. The nominating committee will consider qualified candidates for nomination for election to the board recommended by our directors, officers and shareholders. In considering all such candidates, the nominating committee will take into account the candidate’s experience, qualifications, attributes and skills, in light of the size, structure, composition, diversity and needs of the board, in the following areas: our industries; accounting and finance; business judgment; management; leadership; business strategy; risk management; and corporate governance. All candidates should have a reputation for integrity, have experience in positions with a high degree of responsibility, be leaders in the companies, institutions, or professions with which they have been affiliated, and be capable of making a sound contribution to the company. Shareholders wishing to recommend a director candidate for consideration by the nominating committee should send all relevant information with respect to the individual to the chairman of the committee in care of our secretary. Shareholders and other interested persons who wish to contact our directors on other matters should contact our secretary. Our secretary, who may be contacted by mail at our corporate address or by e-mail at uslime@uslm.com, forwards communications to the director(s) as addressed in such communication. The nominating committee has adopted a written charter which is available on our website located at http://uslm.com/corporate_governance.html. The nominating committee reviews and assesses the adequacy of its charter on an annual basis.

•	Our audit committee is composed of Messrs. Cardin (chairman), Irmscher and Odishaw. Upon recommendation of the nominating committee, our board has determined that each member of the audit committee is independent and meets the other qualification standards set by law, regulation and applicable Nasdaq listing standards. Based on his past education, employment experience, and professional certification in public accounting, the board has determined that Mr. Cardin qualifies as an audit committee financial expert as defined by the Securities and Exchange Commission (the “SEC”). The audit committee oversees the company’s financial reporting and internal control processes on behalf of the board and is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm (“independent auditors”). The audit committee is also responsible for overseeing the administration of our Code of Business Conduct and Ethics, which is available on our website located at http://uslm.com/corporate_governance.html; reviewing and approving all related-party transactions; and administering our procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting control and auditing matters and for the confidential anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, including our “whistleblower” procedures. Under our Code of Business Conduct and Ethics and our audit committee charter, we have written policies and procedures for the review and approval of related-party transactions. Proposed transactions with related persons and other transactions, arrangements or relationships involving a director or executive officer that may involve potential conflicts of interest are to be submitted in advance to the audit committee for its review and approval, with any involved director or executive officer playing no role in the investigation and consideration of the matter. In considering whether to approve any such related-party transaction, including with Inberdon and its affiliates, the audit committee would consider whether the transaction was in the best interests of the company and all of its shareholders; whether the same or a similar transaction were available to the company from unrelated third parties on equal or better terms; and whether the terms of the related-party transaction were negotiated at arms’-length and were at least as favorable to the company as any other reasonably available transaction with another party. Advice from independent advisors, including formal fairness opinions, would be sought where appropriate. The audit committee has adopted a written charter which is available on our website located at http://uslm.com/corporate_governance.html. The audit committee reviews and assesses the adequacy of the charter on an annual basis. The Report of the Audit Committee is set forth below.

•	Our compensation committee is composed of four independent directors, Messrs. Odishaw (chairman), Cardin, Doumet and Irmscher. The compensation committee is responsible for the evaluation, approval, and administration of salary, incentive compensation, bonuses, benefit plans and other forms of compensation for our officers and directors, including how our compensation policies and practices relate to our risk management processes and procedures and risk-taking incentives consistent with our overall risk profile. The compensation committee is responsible for administering the 2001 Plan. The compensation committee has adopted a written charter which is available on our website located at http://uslm.com/corporate_governance.html. The compensation committee reviews and assesses the adequacy of the charter on an annual basis. The Report of the Compensation Committee is set forth below.

•	Our executive committee is composed of Messrs. Doumet (chairman), Byrne, Hughes and Odishaw. Within the policy and strategic direction provided by the board, the executive committee may exercise all of the powers of the board, except those required by law, regulation or Nasdaq listing standards to be exercised by the full board, or another committee of the board, and is required to report to the board on all matters considered and actions taken since the last meeting of the full board.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of three independent directors as defined under the applicable rules of the Nasdaq Global Market, Section 10A(m)(3) of the Securities Exchange Act of 1934, and the rules and regulations of the Securities and Exchange Commission (the “SEC”). The Committee oversees the company’s financial reporting and internal control processes on behalf of the board of directors. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the company’s independent registered public accounting firm (“independent auditors”). Management has primary responsibility for the company’s financial statements and reporting process, including the company’s systems of internal control. Grant Thornton LLP, the company’s independent auditors, is responsible for performing independent audits of the company’s financial statements and its internal control over financial reporting, in accordance with standards established by the Public Company Accounting Oversight Board, and expressing opinions, based on its audits, as to the conformity of such financial statements with accounting principles generally accepted in the United States of America and as to the effectiveness of such internal control over financial reporting.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the company’s audited financial statements and internal control over financial reporting with management and the independent auditors. The Committee has discussed with the independent auditors the matters required to be discussed under Public Company Accounting Oversight Board (the “PCAOB”) standards. In addition, the Committee has received from the independent auditors the written disclosures and the letter concerning independence required by the PCAOB and discussed with them their independence from the company and its management. The Committee has considered whether the independent auditors’ provision of non-audit services to the company is compatible with the auditors’ independence.

The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluation of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended, and the board of directors approved, the inclusion of the company’s audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors,

Richard W. Cardin, Chairman
Wallace G. Irmscher
Edward A. Odishaw

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation committee of our board has the responsibility for administering our executive compensation program. The committee reviews and, as appropriate, makes recommendations to the full board regarding the base salaries and annual cash bonuses for executive officers, and administers our 2001 Plan, including the grant of stock options and shares of restricted stock. Where appropriate, we may enter into employment agreements with certain executive officers.

Compensation Philosophy and Objectives.  Our principal executive compensation policy, which is endorsed by the committee, is to provide a compensation program for executive officers that will attract, motivate and retain persons of high quality and will support a long-standing internal culture of loyalty and dedication to the interests of the company and our shareholders. In administering the executive compensation program, the committee is mindful of the following principles and guidelines, which are supported by the full board:

•	Base salaries for executive officers should be competitive.

•	A sufficient portion of annual compensation should be at risk in order to align the interests of executive officers with those of our shareholders.

•	The variable part of annual compensation should reflect both individual and corporate performance.

•	As a person’s level of responsibility increases, a greater portion of total compensation should be at risk and include more stock-based compensation to provide executive officers long-term incentives and help to align further the interests of such executives and shareholders in the enhancement of shareholder value.

Our executive compensation program currently has three primary components: base salary, annual cash bonuses and stock-based awards granted pursuant to our 2001 Plan. In addition, an executive officer may receive certain benefits that are specifically provided for in his employment agreement or are generally available to all salaried employees. We do not have any defined benefit pension plans, nonqualified deferred compensation arrangements or supplemental retirement plans for our executive officers.

The committee has not engaged an outside compensation consultant, but the company has utilized reported compensation data provided by Equilar, Inc. Although the committee does not formally benchmark any component of our executive officer compensation to a particular target percentile of any other company’s compensation, this data allows a general comparison of the overall compensation for our executive officers with that of other comparable size non-durable manufacturing companies.

For each executive officer, the committee determines the appropriate level for each compensation component based in part, but not exclusively, on its view of competitive market factors, internal equity and consistency, and other considerations deemed relevant, such as rewarding extraordinary performance. The committee has not adopted any formal or informal policies or guidelines for allocating compensation among different forms of cash compensation, between cash and non-cash compensation or between currently paid and long-term compensation. The committee also considers the potential risk incentive each compensation component may have on an executive officer and believes that the compensation packages for our executive officers achieve the appropriate balance of cash and non-cash, discretionary and performance-based and short-term and long-term incentives and do not encourage undue or inappropriate risk-taking. Our president and chief executive officer provides the committee with recommendations for executive officers other than himself, which the committee reviews and approves as submitted or with revisions, if any.

Base Salaries.  The committee determines levels of our executive officers’ base salaries so as to be competitive with amounts paid to executives performing similar functions in comparable size non-durable manufacturing companies. The amount of each executive officer’s annual increase in base salary, if any, is based on a number of largely subjective factors, including changes in the individual’s duties and responsibilities, the personal performance of such executive officer, the performance of the company, cost-of-living increases, and such other factors as the committee deems appropriate, including the individual’s overall mix between fixed and variable compensation and between cash and stock-based compensation. In the case of Mr. Byrne, his employment agreement provides for an initial base salary of at least $350,000.

Mr. Byrne’s base salary is reviewed annually for adjustment effective January 1. The base salaries of Messrs. Leymeister, Owens and Riggs are reviewed annually for adjustment effective April 1. Salary increases for Messrs. Byrne, Leymeister, Owens and Riggs in 2010 were 2.86%, 2.41%, 2.76% and 3.13%, respectively. The 2011 salary increase for Mr. Byrne was 2.78% effective January 1, 2011. Salary increases for the remaining executive officers in 2011 have not yet been determined. In determining salary increases, the primary factors considered were the executive officers’ individual performances, the growth of the company, changes in their duties and responsibilities and the cost-of-living.

Annual Cash Bonuses.  Each of our executive officers is eligible to receive annual cash bonuses based on discretionary determinations made by the committee. Except in the case of Mr. Byrne, we have not adopted a formal or informal annual bonus arrangement with pre-set performance goals. Rather, the committee’s determination to pay a cash bonus, if any, is made after the year end based on the committee’s subjective judgment with respect to the past performance of the individual and the company or on the attainment of non-quantified performance goals during the year. In either such case, the bonus may be based on the specific accomplishments of the individual or on the overall success of the company. Discretionary bonuses are paid after our earnings for the applicable year are released. The discretionary bonuses for 2010 paid in 2011 were awarded based on each executive officer’s individual performance and accomplishments and the continued success of the company during 2010 and are reflected in the Summary Compensation Table. In the case of Mr. Byrne, in addition to the possibility of a discretionary cash bonus in the subjective judgment of the committee, Mr. Byrne’s employment agreement had provided for an objective annual cash bonus opportunity based on our EBITDA (earnings before interest, taxes, depreciation, and amortization) compared to certain EBITDA levels set forth in Mr. Byrne’s agreement for 2008, beginning at a bonus of $100,000 if EBITDA was $17,000,000 and increasing $50,000 for each $500,000 increase in EBITDA up to a maximum of the greater of $250,000 or his base salary at December 31 of the year in respect of which the EBITDA bonus was being paid if EBITDA exceeded $18,500,000.

Effective January 1, 2009, the company and Mr. Byrne entered into an amended and restated employment agreement, which included a cash performance bonus award agreement (the “2009 Agreement”). Pursuant to the 2009 Agreement, and the amendment and restatement of our 2001 Plan which was approved by shareholders at the 2009 annual meeting, Mr. Byrne is entitled to an objective annual cash bonus opportunity based on our EBITDA (computed without regard to the effects of any awards granted under the 2001 Plan) of $100,000 if EBITDA is $22,000,000; $175,000 if EBITDA is $25,000,000; $250,000 if EBITDA is $27,000,000; $300,000 if EBITDA is $29,000,000; and the greater of $350,000 or his base salary at the start of the performance year if EBITDA is equal to or greater than $31,000,000, for each year while he is employed under his new employment agreement. Any such bonuses are prorated between breakpoints. In 2010, our EBITDA as calculated under the 2009 Agreement exceeded $31,000,000. As a result, we paid Mr. Byrne in 2011 a cash bonus for 2010 of $360,000, equal to the amount of his 2010 base salary, under the 2009 Agreement. For 2011, Mr. Byrne’s maximum cash bonus under the 2009 Agreement is $370,000, equal to the amount of his base salary for 2011.

Stock-Based Awards.  The committee also administers our 2001 Plan to provide stock-based incentives to our key employees, including executive officers. As noted above, our shareholders approved an amendment and restatement of the 2001 Plan at our 2009 annual meeting.

Grants of stock options, shares of restricted stock, and other possible stock-based compensation are based on each individual’s position within the company, level of responsibility, past performance, and expectation of future performance. In determining the number of stock-based awards to be granted to each executive officer, the committee also considers the number of stock-based awards made in prior years to the executive officer.

Grants of stock-based awards to Mr. Byrne are made on the last business day of the calendar year as set forth in his new employment agreement. Grants to other executive officers are made on or soon after the date that our earnings for the preceding calendar year are released. The committee also may make grants to executive officers at other times during the year in connection with new hires or promotions. The exercise price for stock options is set at the closing per share market price of our common stock on the date of grant.

The stock-based component of our executive compensation program is weighted more heavily toward the granting of shares of restricted stock than stock options. This is because the committee believes that the amount required to be expensed for stock options by accounting standards is significantly greater than the amount of benefit optionees perceive they receive, as well as the fact that restricted stock is comparatively less dilutive to earnings than stock options.

Prior to his new employment agreement, Mr. Byrne’s employment agreement provided for the grant to him of 7,500 options and 7,500 shares of restricted stock on the last business day of each calendar year. During the term of his new employment agreement, on the last business day of each fiscal year Mr. Byrne is entitled to at least (1) 7,500 stock options and (2) 8,000 shares of restricted stock in 2009, 8,500 in 2010, 9,000 in 2011, 9,500 in 2012 and 10,000 in 2013 and thereafter. Mr. Byrne’s options vest immediately. His shares of restricted stock vest in two semi-annual installments.

In February 2010 and 2011, the compensation committee granted shares of restricted stock that vest in three annual installments, and no options, to the other executive officers as follows:

	Shares of Restricted Stock
Name	2010	2011

David P. Leymeister	900	750
M. Michael Owens	750	750
Russell W. Riggs	1,000	1,000

Tax Implications.  Section 162(m) of the Internal Revenue Code (the “Code”) generally limits the corporate income tax deduction for compensation paid to certain named executive officers to $1 million per year, except for certain qualified performance-based compensation. Options granted under our 2001 Plan are intended to constitute performance-based compensation not subject to the Section 162(m) limitation. Prior to 2009, the committee and our board had not adopted a policy with regard to qualifying cash bonus awards that we paid to our executive officers, including the EBITDA cash bonuses paid to Mr. Byrne under his prior employment agreement, as performance-based compensation for purposes of Section 162(m) since that section had no impact on the company’s ability to deduct those bonuses in prior years and only minimal impact in 2008. With the increased reliance upon grants of shares of restricted stock (which are not performance-based compensation for purposes of Section 162(m)) in our stock-based compensation component of our executive compensation program, the committee and our board determined in 2009 to include in the 2001 Plan a provision for dollar-denominated cash bonuses, including Mr. Byrnes’s EBITDA bonus opportunities, that are intended to qualify as performance-based compensation under Section 162(m). At our 2009 annual meeting, the shareholders approved the amended and restated 2001 Plan which, among other revisions, included this provision.

Summary Compensation Table

The following table sets forth the cash and non-cash compensation earned by our president and chief executive officer, our chief financial officer and our two other executive officers for 2010, 2009 and 2008:

							Change in
							Pension
							Value and
						Non-Equity	Non-Qualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
Name and Principal		Salary	Bonus	Award	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)	($)(4)	($)

Timothy W. Byrne	2010	360,000	300,000	358,105	93,075	360,000	—	56,210	1,527,390
President and Chief	2009	350,000	175,000	276,240	78,000	350,000	—	68,629	1,297,869
Executive Officer	2008	305,000	175,000	179,625	46,725	305,000	—	46,183	1,057,533
David P. Leymeister(5)	2010	190,750	30,000	34,290	—	—	—	6,882	261,922
Vice President —	2009	186,167	25,000	18,000	—	—	—	4,706	233,873
Sales & Marketing	2008	179,200	20,000	48,750	—	—	—	664	248,614
M. Michael Owens	2010	148,133	33,000	28,575	—	—	—	6,040	215,748
Vice President and	2009	144,167	25,000	15,000	—	—	—	6,679	190,846
Chief Financial Officer	2008	139,167	30,000	29,250	—	—	—	6,563	204,980
Russell W. Riggs	2010	164,168	50,000	38,100	—	—	—	4,688	256,956
Vice President —	2009	159,167	40,000	24,000	—	—	—	6,764	229,931
Production	2008	153,167	40,000	48,750	—	—	—	5,325	247,242

(1)	Reflects discretionary cash bonuses earned in the year shown, and paid the following year.

(2)	Reflects the full grant date fair value with respect to restricted stock and stock options determined in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The method and assumptions used to determine the amount of expense recognized for restricted stock and stock options are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K.

(3)	Reflects Mr. Byrne’s EBITDA cash bonus earned in the year shown, and paid the following year.

(4)	Includes company contributions to our 401(k) plan, the value attributable to personal use of company-provided automobiles and, for Mr. Byrne, dues for a country club membership and a $50,000 ($30,000 in 2008) payment in lieu of our obligation to fund a life insurance, retirement or savings arrangement.

(5)	Mr. Leymeister joined us in January 2008.

Grants of Plan-Based Awards

The following table sets forth information with respect to non-equity incentive plan awards and restricted stock and stock option awards granted to our named executive officers during 2010:

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
		Estimated Possible Payouts			Estimated Future Payouts			Number	Number of	or Base	Value of
		Under Non-Equity			Under Equity			of Shares	Securities	Price of	Stock and
		Incentive Plan Awards			Incentive Plan Awards			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Timothy W. Byrne		100,000	—	360,000	—	—	—	—	—	—	—
	12/31/10	—	—	—	—	—	—	8,500	—	—	358,105
	12/31/10	—	—	—	—	—	—	—	7,500	42.13	93,075
David P. Leymeister	2/1/10	—	—	—	—	—	—	900	—	—	34,290
M. Michael Owens	2/1/10	—	—	—	—	—	—	750	—	—	28,575
Russell W. Riggs	2/1/10	—	—	—	—	—	—	1,000	—	—	38,100

Option Exercises and Stock Vested

The following table sets forth information with respect to stock option awards exercised by, and stock awards vested for, our named executive officers during 2010:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)	Acquired on Vesting (#)	on Vesting ($)

Timothy W. Byrne	—	—	8,000	322,193
David P. Leymeister	—	—	600	22,890
M. Michael Owens	—	—	850	31,483
Russell W. Riggs	4,495	56,100	1,400	51,835

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of all unexercised options and unvested shares of restricted stock held by our named executive officers as of December 31, 2010:

	Option Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market
			Equity						Awards:	or Payout
			Incentive						Number of	Value of
			Plan					Market	Unearned	Unearned
			Awards:			Number of		Value of	Shares,	Shares,
	Number of	Number of	Number of			Shares		Shares	Units or	Units or
	Securities	Securities	Securities			or Units		or Units	Other	Other
	Underlying	Underlying	Underlying			of Stock		of Stock	Rights	Rights
	Unexercised	Unexercised	Unexercised	Option		That		That	That	That
	Options	Options	Unearned	Exercise	Option	Have Not		Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)	(#)	($)

Timothy W. Byrne	7,500	—	—	30.35	12/31/17	8,500	(1)	358,105	—	—
	7,500	—	—	34.53	12/31/19	—		—	—	—
	7,500	—	—	42.13	12/31/20	—		—	—	—
David P. Leymeister	—	—	—	—	—	900	(2)	37,917	—	—
	—	—	—	—	—	600	(3)	25,278	—	—
	—	—	—	—	—	900	(2)	37,917	—	—
M. Michael Owens	3,000	—	—	27.98	2/2/16	300	(4)	12,639	—	—
	—	—	—	—	—	500	(3)	21,065	—	—
	—	—	—	—	—	750	(2)	31,598	—	—
Russell W. Riggs	2,523	—	—	27.98	2/2/16	500	(4)	21,065	—	—
	—	—	—	—	—	800	(3)	33,714	—	—
	—	—	—	—	—	1,000	(2)	42,130	—	—

(1)	These shares of restricted stock will vest 50% on June 30, 2011 and 50% on December 31, 2011.

(2)	These shares of restricted stock vested 33 1/3% on February 1, 2011 and will vest 33 1/3% on each of February 1, 2012 and 2013.

(3)	These shares of restricted stock vested 50% on February 2, 2011 and will vest 50% on February 2, 2012.

(4)	These shares of restricted stock vested on February 1, 2011.

Equity Compensation Plan Information

The following table sets forth information with respect to our equity compensation plans as of December 31, 2010:

Number of Shares
	to be Issued	Weighted-Average	Number of Shares
	Upon Exercise	Exercise Price	Remaining
	of Outstanding Options,	of Outstanding Options,	Available for
Plan Category	Warrants and Rights	Warrants and Rights	Future Grants

Equity compensation plans approved by security holders	70,285	$26.36	168,536
Equity compensation plans not approved by security holders	—	—	—

Total	70,285	$26.36	168,536

Employment Agreement

Mr. Byrne’s January 1, 2009 employment agreement provides for a base salary of at least $350,000, which is to be reviewed annually. It also provides for a discretionary bonus to be determined by the compensation committee. In addition to the possibility of a discretionary cash bonus, Mr. Byrne is eligible to receive an annual objective cash bonus based on our EBITDA compared to certain levels set forth in the 2009 Agreement as discussed above. The new employment agreement also provides for grants of 7,500 options and 8,000 shares of restricted stock on the last business day of each year (increasing 500 shares of restricted stock per year during the initial five-year term of the agreement), an annual $50,000 contribution to fund a life insurance, retirement or savings arrangement, a country club membership, the use of a company car, reimbursement of business expenses and participation in our 401(k) plan and other benefit programs on the same basis as our other salaried employees.

As set forth in the table below, in the event of a change in control of the company (as defined), Mr. Byrne is entitled to severance payments equal to three times his then-current annual base salary, benefits and bonuses (subject to the limits of Section 280G of the Code) if he voluntarily terminates his employment within nine months following the change in control or we terminate his employment without cause within two years following the change of control. Mr. Byrne is entitled to severance payments equal to two times his then-current annual base salary, benefits and bonuses if he is terminated without cause prior to or after two years following a change in control. Unless he provides us with three months’ notice, Mr. Byrne is not entitled to any severance payments upon his voluntary termination (other than within nine months following a change in control); if he does provide us with such notice, he is entitled to severance equal to two months’ base salary. Mr. Byrne’s employment agreement contains certain post-termination covenants not to compete, confidentiality agreements and prohibitions against soliciting our customers and raiding our employees.

Mr. Byrne’s employment agreement expires on December 31, 2013, and is thereafter renewable for successive one-year periods, unless the agreement is terminated earlier by him or us. Pursuant to Mr. Byrne’s agreement, we have agreed to use our best efforts to cause Mr. Byrne to remain on the board and to be appointed a member of the executive committee of the board.

Potential Payments Upon Termination or Change of Control

Regardless of the manner in which an executive officer’s employment terminates, including upon death, disability or termination for cause, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	salary through the date of termination;

•	stock-based compensation in which he has vested; and

•	unused vacation pay.

In addition, Mr. Byrne may be entitled to a proportional EBITDA cash bonus for the year of termination if termination occurs in the second half of the year.

The following table summarizes the estimated severance payments to be made under each employment agreement, plan or arrangement which provides for payments to an executive officer at, following or in connection with a termination of employment due to voluntary resignation, involuntary termination without cause, death or disability or change in control:

	Voluntary	Involuntary
	Termination	Termination		Termination
	Without	Without		with
	Change in	Change in	Death or	Change in
	Control	Control	Disability	Control
Employee	($)	($)	($)	($)

Timothy W. Byrne
Severance(1)	— (2)	2,152,420 (3)	—	3,228,630	(4)(5)
Accelerated Vesting of Stock-Based Awards(6)	—	—	358,105	358,105	(5)
David P. Leymeister
Severance	—	—	—	—
Accelerated Vesting of Stock-Based Awards(6)	—	—	101,106	101,106
M. Michael Owens
Severance	—	—	—	—
Accelerated Vesting of Stock-Based Awards(6)	—	—	65,302	65,302
Russell W. Riggs
Severance	—	—	—	—
Accelerated Vesting of Stock-Based Awards(6)	—	—	96,909	96,909

(1)	The estimated severance payments are based on Mr. Byrne’s base salary at December 31, 2010 and his total benefits and bonuses received for 2010. Does not include any proportional EBITDA cash bonus to which he may be entitled for the year of termination if termination occurs in the second half of the year.

(2)	Does not include severance payment of two months’ base salary to which Mr. Byrne would be entitled if he gave us three months’ notice.

(3)	This severance payment is payable upon involuntary termination without cause prior to or after two years following a change in control.

(4)	This severance payment is payable upon voluntary termination within nine months following a change in control or involuntary termination without cause within two years following a change in control.

(5)	This payment is subject to being reduced to stay within the limits of Section 280G of the Code.

(6)	The estimated value of accelerated vesting of stock-based awards is based on the unvested shares of restricted stock held by each executive officer as of December 31, 2010 and the closing per share market price of our common stock on December 31, 2010.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement.

Compensation Committee

Edward A. Odishaw, Chairman
Richard W. Cardin
Antoine M. Doumet
Wallace G. Irmscher

COMPENSATION OF DIRECTORS

We use a combination of cash and stock-based awards to attract and retain qualified directors to serve on our board. In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties, as well as the skill-level required by us for members of our board.

The following table sets forth the current compensation schedule for our directors who are not also employees:

Annual Retainer	$15,000
Daily Meeting Fee	$1,000
Telephonic Meeting Fee	$500
Additional Annual Retainers:
Audit Committee Chairman	$12,000
Compensation Committee Chairman	$5,000

Our non-employee directors are also granted annually, at their option, either 2,000 stock options or 700 shares of restricted stock under our 2001 Plan on the date of our annual meeting of shareholders. The options are granted at the closing per share market price of our common stock on the date of grant and vest immediately. The shares of restricted stock vest six months following the date of grant.

The following table summarizes the compensation paid to our non-employee directors during 2010:

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards(1)	Awards(1)	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Richard W. Cardin	41,500	28,350	—	—	—	—	69,850
Antoine M. Doumet	29,000	—	24,720	—	—	—	53,720
Billy R. Hughes(2)	20,250	28,350	—	—	—	—	48,600
Wallace G. Irmscher	29,500	28,350	—	—	—	—	57,850
Edward A. Odishaw	34,500	28,350	—	—	—	—	62,850

(1)	Reflects the full grant date fair value with respect to restricted stock and stock options determined in accordance with US GAAP. The method and assumptions used to determine the amount of expense recognized for restricted stock and stock options are set forth in Note 7 to our consolidated financial statements. As of December 31, 2010, each non-employee director had the following number of stock options outstanding: Mr. Cardin, 2,000; Mr. Doumet, 16,000; Mr. Irmscher, 2,000.

(2)	Mr. Hughes was elected a director in February 2010.

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. The non-binding advisory vote is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The shareholder vote to approve our executive compensation is advisory, which means that the vote is not binding on the company, our board of directors or the compensation committee. However, the compensation committee will take into account the results of the vote in considering future executive compensation decisions.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain highly qualified executive officers who are able to achieve our corporate objectives and create shareholder value. We seek to closely align the interests of our executive officers with the interests of our shareholders. Our executive compensation program is designed to reward our named executive officers for the achievement of short-term and long-term operational and strategic goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of undue or inappropriate risk-taking.

Our compensation committee and board believe that the company’s executive compensation program reflects a strong pay-for-performance philosophy and is well aligned with our shareholders’ long-term interests. For example, 43% of the compensation paid to Mr. Byrne for 2010 was based on performance, as measured using both subjective and objective factors. In addition, for the other three named executive officers, between 24% and 34% of their compensation was based on performance.

Moreover, our compensation committee and board believe that the company’s executive compensation program has been effective at incentivizing our executive officers in helping us to achieve outstanding financial performance. Our net income increased by 32.0% in 2010 compared to 2009. We were also able to increase our cash position from $16.4 million to $36.2 million.

Accordingly, we ask our shareholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to SEC rules, including in our Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Our board and the compensation committee unanimously recommend that all shareholders vote FOR approval of this proposal. All duly submitted and unrevoked proxies will be voted FOR the proposal, except where the proxy card indicates an abstention from the vote.

The affirmative vote of a majority of the shares entitled to vote, and present, either in person or represented by proxy, is required to approve this proposal. Abstentions have the effect of a vote against the proposal, but broker non-votes are not counted.

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF HOLDING THE NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that shareholders must be given the opportunity to vote, on a non-binding advisory basis, for their preference as to how frequently we should hold future non-binding advisory votes on the compensation of our named executive officers as disclosed in our proxy statements. Under this proposal, shareholders may indicate whether they would prefer that we hold our future non-binding advisory votes on executive compensation once every one, two, or three years. Shareholders also may, if they wish, abstain from voting on this proposal.

Our board of directors and compensation committee believe that an annual vote — i.e., the 1 Year frequency option — is consistent with the company’s efforts to engage in an ongoing dialogue with our shareholders, including Inberdon, on executive compensation and corporate governance matters. The board and committee have determined that an annual vote will best provide for a meaningful understanding of our shareholders’ view on whether they perceive our approach to executive compensation as creating an effective pay-for-performance culture. Further, an annual vote will allow our shareholders to provide timely, direct input on our executive compensation as disclosed in the proxy statement each year. However, shareholders should note that, because the vote on executive compensation occurs well after the beginning of the compensation year, and because the different components of our executive compensation program are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation program in consideration of any one year’s vote on executive compensation by the time of the following year’s annual meeting of shareholders.

This frequency vote is advisory and not binding on the company or our board of directors or compensation committee. The board and committee will take into account the results of the vote, however, in considering the frequency of holding future non-binding advisory votes on executive compensation.

Shareholders may cast a vote on their preferred frequency for our holding a non-binding advisory vote on executive compensation by selecting the option of one year, two years, or three years, or by abstaining from the vote. Our board and the compensation committee unanimously recommend that all shareholders vote for holding an annual non-binding advisory vote on our executive compensation — i.e., the 1 Year frequency option. All duly submitted and unrevoked proxies will be voted for the 1 YEAR option except where the proxy card indicates an abstention from the vote.

The affirmative vote of a majority of the shares entitled to vote, and present, either in person or represented by proxy, is required to approve this proposal. Abstentions have the effect of a vote against all three frequency options, but broker non-votes are not counted.

INDEPENDENT AUDITORS

Fees for professional services provided by our independent auditors, Grant Thornton LLP, for 2010 and 2009, in each of the following categories, were as follows:

	2010	2009

Audit	$293,733	$316,313
Audit-Related	14,825	23,795
Tax	—	—

Total	$308,558	$340,108

Audit Fees.  Fees for audit services include fees associated with our annual audits and the reviews of our quarterly reports on Form 10-Q. Audit fees include the audit of our internal control over financial reporting.

Audit-Related Fees.  Audit-related fees principally include fees relating to an employee benefit plan audit and accounting consultations.

Tax Fees.  Grant Thornton did not provide any tax services in 2010 or 2009.

Representatives of Grant Thornton are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and be available to respond to appropriate questions.

The audit committee has adopted a pre-approval policy relating to the providing of services by our independent auditors. Under the committee’s pre-approval procedures, all services to be provided by the auditors must be approved in advance by the committee. The committee has delegated to the chairman of the committee the authority to approve such services up to $25,000 each in the case of either a change in the scope or cost of previously approved services, or an additional type of services that was not covered by a prior committee approval. The committee does not delegate any of its approval authority to management.

SHAREHOLDER PROPOSALS

Shareholder proposals submitted to us under SEC Rule 14a-8 under the Securities Exchange Act of 1934 for inclusion in our proxy statement for our 2012 annual meeting of shareholders must be received by us at our corporate office, 5429 LBJ Freeway; Suite 230; Dallas, Texas 75240, addressed to Timothy W. Byrne, President and Chief Executive Officer, not later than December 1, 2011. Such Rule 14a-8 shareholder proposals must comply with SEC rules.

We must receive notice of other matters, including non-Rule 14a-8 proposals, that shareholders may wish to raise at the 2012 annual meeting of shareholders by February 14, 2012. If we do not receive timely notice of such other matters, the persons designated as proxies for such meeting will retain general discretionary authority to vote on such matters under SEC rules. Such notices should also be addressed to Mr. Byrne at our corporate office.

OTHER MATTERS

The board does not intend to present any other matters at our 2011 annual meeting and knows of no other matters that will be presented. However, if any other matters properly come before the meeting, the persons designated as proxies on the enclosed proxy card intend to vote thereon in accordance with their best judgment.

The costs of solicitation of proxies for our annual meeting will be borne by us. Solicitation may be made by mail, personal interview, telephone, and/or facsimile by our officers and regular employees who will receive no additional compensation. We may specifically engage a firm to aid in our solicitation of proxies, for which services we would anticipate paying a standard reasonable fee plus out-of-pocket expenses. We will bear the reasonable expenses incurred by banks, brokerage firms, and other custodians, nominees, and fiduciaries in forwarding proxy materials to our beneficial owners.

UNITED STATES LIME & MINERALS, INC.

Timothy W. Byrne
President and Chief Executive Officer

Dallas, Texas
April 1, 2011

United States Lime & Minerals, Inc.
IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A   Matters to be voted upon – The Board of Directors recommends a vote FOR all director nominees, FOR approval of the non-binding advisory vote on executive compensation, and for 1 YR (annual) frequency option for holding the non-binding advisory vote.

1. To elect Directors – Nominees:	01 - T. W. Byrne 04 - W. G. Irmscher	02 - R. W. Cardin 05 - E. A. Odishaw	03 - A. M. Doumet 06 - B. R. Hughes	+

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain
2.	To approve a non-binding advisory vote on executive compensation.	☐	☐	☐	3.	To approve a non-binding advisory vote on the frequency of holding the non-binding advisory vote on executive compensation.	☐	☐	☐	☐

	In their discretion, the proxies are authorized to vote upon such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

■	1 U P X 1 1 3 9 2 3 2	+

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — United States Lime & Minerals, Inc.

Proxy Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Antoine M. Doumet and Timothy W. Byrne, and either of them, proxies, with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of UNITED STATES LIME & MINERALS, INC. standing in the name of the undersigned on March 18, 2011, at the Annual Meeting of Shareholders to be held on April 29, 2011, at the Crowne Plaza Suites, 7800 Alpha Road, Dallas, Texas 75240, and at any adjournment thereof, and especially to vote on the items of business specified below, as more fully described in the Notice of the Annual Meeting dated April 1, 2011, and the Proxy Statement accompanying the same, the receipt of which is hereby acknowledged.
You are encouraged to record your vote on the following item of business to be brought before the Annual Meeting, but you need not mark any box on this proxy card if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign, date, and return this proxy card. Remember, you can revoke your proxy by voting through the Internet or by telephone at a later date, by attending the Annual Meeting and voting in person, or by submitting to the Company prior to the Annual Meeting, a written notice of revocation or a later dated signed proxy card.
YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.
(Continued and to be signed on reverse side.)